Exhibit 99.1

MAP Pharmaceuticals Appoints W. James O’Shea to Board of Directors

MOUNTAIN VIEW, Calif., Jan. 17, 2012 /PRNewswire/ — MAP Pharmaceuticals, Inc. (Nasdaq: MAPP) today announced the appointment of W. James O’Shea to its Board of Directors. Mr. O’ Shea brings to the Board 35 years of healthcare industry experience in product commercialization and operations.

“We are privileged to welcome Jim to our Board of Directors at this exciting time in the Company’s development as we focus our efforts on building a commercial infrastructure to support the launch and commercialization of LEVADEX, if approved,” said Timothy S. Nelson, president and chief executive officer of MAP Pharmaceuticals. “The depth of Jim’s experience in commercializing new pharmaceutical products in specialist markets will provide great value and we look forward to benefitting from his expertise as we advance LEVADEX.”

Mr. O’ Shea has extensive experience in the healthcare industry, including eight years at Sepracor where he held various roles in operations and commercialization most recently as Vice Chairman and previously as President and Chief Operating Officer. Prior to Sepracor, Mr. O’Shea held several management positions of increasing responsibility in international sales and marketing, including Senior Vice President of Sales and Marketing and Medical Affairs for Zeneca Pharmaceuticals, a business unit of Astra Zeneca Plc,. Mr. O’Shea has led the commercial launch of over 10 new products in several therapeutic areas, including migraine and pain.

Mr. O’Shea is a graduate of Liverpool Lord Byron University, where he received an honors degree in applied physics from the Institute of Physics.

About MAP Pharmaceuticals

MAP Pharmaceuticals is a biopharmaceutical company focused on developing and commercializing new therapies to address undermet patient needs in neurology. The Company is developing LEVADEX®, an orally inhaled investigational drug for the acute treatment of migraine. The New Drug Application for LEVADEX is currently under review by the U.S. Food and Drug Administration. MAP Pharmaceuticals has entered into a collaboration agreement with Allergan, Inc. to co-promote LEVADEX to neurologists and pain specialists in the U.S. and Canada. The Company also applies its proprietary drug particle and inhalation technologies to generate new pipeline opportunities by enhancing the therapeutic benefits of proven drugs, while minimizing risk by capitalizing on their known safety, efficacy and commercialization history. Additional information about MAP Pharmaceuticals can be found at http://www.mappharma.com.

Forward-Looking Statements

In addition to statements of historical facts or statements of current conditions, this press release contains forward-looking statements, including with respect to MAP Pharmaceuticals’ LEVADEX product candidate. Actual results may differ materially from current expectations based on risks and uncertainties affecting the Company’s business, including, without limitation, risks and uncertainties relating to the regulatory process to have the Company’s LEVADEX product candidate approved for commercial use and the commercialization of LEVADEX, if approved. The reader is cautioned not to unduly rely on the forward-looking statements contained in this press release. MAP Pharmaceuticals expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law. Additional information on potential factors that could affect MAP Pharmaceuticals’ results and other risks and uncertainties are detailed in its Quarterly Report on Form 10-Q for the quarter ended October 31, 2011, available at http://edgar.sec.gov.

Contact:
Lisa Borland
650-386-3122 lborland@mappharma.com